EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Carter-Wallace, Inc.

We consent to incorporation by reference in the registration statement (No. 333-00499) on Form S-8 of Carter-Wallace, Inc. of our report dated May 10, 2000, relating to the consolidated balance sheets of Carter-Wallace, Inc. and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of earnings, retained earnings and comprehensive earnings, and cash flows, for each of the years in the three-year period ended March 31, 2000, and related financial statement schedule which report appears in the March 31, 2000 Annual Report on Form 10-K of Carter-Wallace, Inc.

                                                                       KPMG LLP

New York, New York
June 13, 2000